Exhibit 99.1



                      ADDVANTAGE TECHNOLOGIES GROUP RETAINS
                   KCSA WORLDWIDE AS INVESTOR RELATIONS COUNSEL

     Broken Arrow, Oklahoma, November 14, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), announced today it has retained the investor relations (IR) services of KCSA Worldwide, a leading New York-based communications firm.

Ken Chymiak, President and Chief Executive Officer of ADDvantage, commented, "ADDvantage continues to expand through the execution of its business strategy. We have recently announced two significant milestones, including our TULSAT subsidiarys agreement with Scientific Atlanta to be the master stocking distributor for certain cable television equipment products to the U.S. and Latin America, and our acquisition of Jones Broadband International. Our strong growth highlights the importance of establishing a strong communications platform and raising awareness of the Company with the investment community."

Todd Fromer, Managing Partner of KCSA Worldwide, stated, "We believe ADDvantage offers an attractive story and are excited to work with the Company.
Management has expressed a strong commitment to enhance shareholder value, and we look forward to providing our integrated IR services in support of ADDvantages communications initiatives."

About KCSA Worldwide
KCSA Public Relations Worldwide is a leading public and investor relations firm with practice areas in public relations, investor relations, corporate and marketing communications, and design and graphics. KCSA is the U.S. partner for European Communication Partners, a network of public relations firms in EEC countries and Canada, and the U.S. member of IR Asia-Pacific Ltd., the world's first network of independent investor relations consultancies. The firm has strategic alliances in Australia, Israel, Russia and South America.

ADDVANTAGE TECHNOLOGIES GROUP, INC., through its subsidiaries, TULSAT, Tulsat-Nebraska, NCS Industries, ComTech Services, Tulsat-Texas, Tulsat-Atlanta and Jones Broadband International distributes new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. TULSAT is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS Industries is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others.
 In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, the Company operates repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. TULSAT is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center.






For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.


The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Companys reports and documents filed from time to time with the Securities and Exchange Commission.

Company Contact:                           KCSA Worldwide
ADDvantage Technologies Group              Michael Cimini / Garth Russell
Ken Chymiak    (9l8) 25l-2887              (212) 896-1233 / (212) 896-1250
David Chymiak  (9l8) 25l-2887              mcimini@kcsa.com / grussell@kcsa.com